Exhibit 99.1

For more information, please contact:
Bill Davis, Perficient, 314-529-3555
bill.davis@perficient.com

FOR IMMEDIATE DISTRIBUTION

PERFICIENT INCREASES STOCK REPURCHASE PLAN
Authorization expands program from $70 million to $90 million

SAINT LOUIS (June 13, 2013) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced its board of directors has authorized an expansion of its share repurchase program, increasing the total authorization to $90 million from the previous total of $70 million.

As of March 31, 2013, Perficient had spent $64.6 million on repurchasing 8.3 million shares (under the $70 million authorization) since its share repurchase program inception in March 2008.

“Perficient continues to generate the operating cash flow necessary to invest in the business and execute against our M&A goals and share repurchase plan,” said Jeffrey Davis, Perficient CEO and president. “We are pleased to be able to drive growth with strategic investments in our business while simultaneously returning capital to shareholders through a consistent and ongoing buyback program.”

The board-approved stock repurchase program runs through Dec. 31, 2014.

About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning “Premier Level” IBM business partner, a Microsoft National Systems Integrator and Gold Certified Partner, an Oracle Platinum Partner, a Gold salesforce.com Cloud Alliance Partner, a TeamTIBCO partner, and an EMC Select Services Team Partner. For more information, please visit www.perficient.com.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2013. Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

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